Exhibit 99.1

Meade Instruments Corporation

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 • FAX: (949) 451-1460 • www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email: shelley@tpg-ir.com

MEADE INSTRUMENTS RECEIVES NASDAQ DEFICIENCY NOTICE RELATED TO MINIMUM BID PRICE RULE

IRVINE, Calif. – August 12, 2008 – Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of optical products, including telescopes, binoculars and microscopes, today announced that on August 6, 2008, the Company received a letter from The Nasdaq Stock Market stating that for the previous 30 consecutive business days, the bid price of the Company’s common stock closed below the minimum $1.00 per share and is no longer in compliance with Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”).  In accordance with Marketplace Rule 4450 (e)(2), the Company will be provided 180 calendar days, or until February 2, 2009, to regain compliance with the Minimum Bid Price Rule.

If at any time before February 2, 2009, the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule.  If the Company does not regain compliance with the Minimum Bid Price Rule by February 2, 2009, Nasdaq will notify the Company that its common stock will be delisted from The Nasdaq Global Market.

In the event that the Company receives notice that its common stock is being delisted from The Nasdaq Global Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listing Qualifications Panel.  Alternatively, Nasdaq may permit the Company to transfer its common stock to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c), except for the bid price requirement.  If its application for transfer is approved, the Company would have an additional 180 calendar days to comply with the Minimum Bid Price Rule in order to remain on The Nasdaq Capital Market.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer.  Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

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